EXHIBIT 99.1

CENTURY NEXT FINANCIAL CORPORATION NAMES
MARK A. TAYLOR AS CHIEF FINANCIAL OFFICER

Ruston, La., Aug. 22, 2011 – Century Next Financial Corporation (OTCBB: CTUY), the holding company of Bank of Ruston, announced today that it has named Mark Taylor as Chief Financial Officer with an anticipated start date of September 19, 2011.

Benjamin L. Denny, President and Chief Executive Officer of Century Next Financial stated, “We are pleased to have Mark join our executive management team.  Mark brings a wealth of experience to his new role as our Chief Financial Officer.”

A native of Louisiana, before joining Century Next Financial and Bank of Ruston, Taylor most recently served as Chief Financial Officer of Lehr Brothers, Inc., an agricultural company in Bakersfield, California, since January 2010.  He previously served as Senior Vice President and Chief Financial Officer of San Joaquin Bank and San Joaquin Bancorp in a series of increasingly responsible finance positions since October, 2005.  Taylor has over 25 years of experience in finance and accounting, primarily in the banking industry.

Taylor is a certified public accountant licensed in the states of California and Louisiana.  He graduated cum laude earning Taylor a Bachelor of Science degree in accounting from Louisiana Tech University.

Taylor will fill the position of G. Randall Allison, Vice President and Chief Financial Officer of Century Next Financial and Bank of Ruston, who will transition to a full time administrative employee position as Vice President and Secretary.

Century Next Financial is the holding company for Bank of Ruston which conducts business from its main office and full-service branch office, located in Ruston, Louisiana.  As of June 30, 2011, the Company had $101.0 million in total assets, $80.4 million in deposits and $18.7 million in total equity.

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CONTACT:	Benjamin L. Denny, President and Chief Executive Officer Bill Hogan, President, Bank of Ruston (318) 255-3733